Exhibit 10.02

Amendment Number 2 to Offer Letter

This Amendment Number 2 to the Offer Letter dated March 21, 2005 (the “Offer Letter”), as amended effective December 26, 2008, by and between you, Dan McCormick, and Shutterfly, Inc. (the “Company”) is effective as of February 16, 2012.

Recitals

Whereas, you and the Company have previously entered into an Offer Letter dated March 21, 2005, whereby the Company confirmed your employment upon certain terms and conditions;

Whereas, you and the Company have also entered into an amendment to the Offer Letter effective as of December 26, 2008 (“Amendment Number 1”); and

  Whereas, you and the Company agree it is advisable to amend the Offer Letter further;

Now, therefore, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, you and the Company hereby agree to the following changes to the Offer Letter:

(1)           Paragraph 2 (“Change in Control Benefits”) of Amendment Number 1, is hereby deleted and replaced with the following:

Change in Control Benefits
In the event of your termination without Cause or for Good Reason, within twelve (12) months following a Corporate Transaction (as defined in the Plan), you will receive (A) items (1) and (2) of the Severance (on the terms and conditions provided above) and (B) if the Company’s equity awards are assumed in the Corporate Transaction, accelerated vesting of the number of your then-unvested Company stock option shares and restricted stock units, including earned and unearned unvested performance-based restricted stock units, that would have vested during the twelve (12) months following the date of such termination (collectively, the “Change in Control Benefits”).  The Change in Control Benefits would be provided in lieu of any other severance-related benefits for which you may be eligible.  Your receipt of the Change in Control Benefits is conditioned on you having first executed, and not revoked, a general release of claims in favor of the Company (in a form prescribed by the Company) and the return of all Company property.

“Termination” means (a) a termination of your employment by the Company or its successor without Cause or (b) your resignation within three (3) months following an event constituting Good Reason, provided that you have given written notice to the Company of such event within forty-five (45) days of its occurrence and the Company has failed to cure such event within thirty (30) days following receipt of such notice.  For purposes of this paragraph, “Good Reason” means (i) a material reduction or change in your duties and responsibilities as in effect immediately prior to the Corporate Transaction; (ii) the relocation of the Company’s corporate office at which you work by more than thirty-five (35) miles from its location immediately prior to such Corporate Transaction, which materially increases your commuting distance or (iii) a material reduction in your annual compensation, including base salary and bonus.

(2)           Miscellaneous.  This Amendment, together with the Offer Letter (as amended by Amendment Number 1), contains the entire agreement between you and the Company concerning your employment with the Company, and supersedes any previous agreements or understandings, whether written or oral.  The parties acknowledge and agree that this Amendment does not affect the at-will nature of your employment relationship with the Company.  This Amendment may be amended solely in a written document executed on behalf of both parties.

IN WITNESS WHEREOF, the parties hereby execute this Amendment to Offer Letter as of the date first above written.

SHUTTERFLY, INC.

By:	/s/ Peter Navin	/s/ Dan McCormick
Name:	Peter Navin	Dan McCormick
Title:	Senior Vice President,
Human Resources